SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported) - November 9, 1994


                     VALLEY NATIONAL BANCORP
       (Exact Name of Registrant as Specified in Charter)


                           NEW JERSEY
         (State or Other Jurisdiction of Incorporation)

          0-11179                       22-2477875
(Commission File Number)      (IRS Employer Identification No.)

           1445 Valley Road, Wayne, New Jersey  07470
            (Address of Principal Executive Offices)

                         (201) 305-8800
                 (Registrant's Telephone Number)

Item 5 - Other Events

     On November 9, 1994, Valley National Bancorp ("Valley"), and its commercial bank subsidiary, Valley National Bank ("VNB"), entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Valley will acquire American Union Bank ("American"), a $55 million, two office bank headquartered in Union, New Jersey. The acquisition is to be a tax free merger in which the shareholders of American will receive 0.50 shares of Valley Common Stock ("Valley Stock") for each of the 549,970 outstanding shares of the common stock of American, resulting in the issuance by Valley of 274,985 shares of Valley Stock, or approximately one percent of Valley's outstanding shares.

     The announced merger is subject to, among other conditions, the approval of the Department of Banking of the State of New Jersey, the Comptroller of the Currency, and American shareholders. Pursuant to the Merger Agreement, American will be merged into VNB. In connection with an earlier letter of intent, American had granted Valley an option to purchase 180,000 shares of American's authorized but unissued common stock under certain conditions. In connection with the Merger Agreement, American and Valley entered into a revised Stock Option Agreement, dated November 9, 1994, which contained the same principal terms as the original, superseded stock option agreement.

Item 7 - Exhibits

     99.1  Press release, dated November 10, 1994

     99.2  Merger Agreement, dated November 9, 1994

     99.3  Stock Option Agreement, dated November 9, 1994

                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   VALLEY NATIONAL BANCORP


Dated: November 16, 1994            By:/s/ GERALD H. LIPKIN
                                        Gerald H. Lipkin, Chairman
                                        Chief Executive Officer

                        INDEX TO EXHIBITS

99.1      Press Release, dated November 10, 1994

99.2      Merger Agreement, dated November 9, 1994

99.3      Stock Option Agreement, dated November 9, 1994